UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☐

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ELECTROMED, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ELECTROMED, INC.
500 Sixth Avenue NW
New Prague, MN 56071
(952) 758-9299

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON FRIDAY, NOVEMBER 16, 2012

To our Shareholders:

          The Fiscal 2013 Annual Meeting of the Shareholders (the “Annual Meeting”) of Electromed, Inc. (the “Company”) will be held on Friday, November 16, 2012, at the Company’s reimbursement building, located at 628 Sixth Street Northwest, New Prague, Minnesota. Registration for the Annual Meeting will begin at 9:45 a.m. Central Time, and the Annual Meeting will commence at approximately 10:00 a.m. Central Time. The purposes of the Annual Meeting are to consider and vote upon the following proposals and to transact any other business as may properly come before the Annual Meeting or any adjournments thereof:

(1)	To set the number of directors at six (6).
(2)	To elect directors to our Board of Directors to serve until the next annual meeting of shareholders or until such time as their successors are elected and qualified.
(3)	To ratify the appointment of McGladrey LLP as independent registered public accountant of the Company for the 2013 fiscal year.

          Any action may be taken on any one of the foregoing proposals at the Annual Meeting on the date specified above, or on any date or dates to which the Annual Meeting may be adjourned. The foregoing proposals are described more fully in the enclosed proxy statement (the “Proxy Statement”). A shareholder has notified the Company that the shareholder may present two proposals at the annual meeting. First, the shareholder may present a proposal to change the number of directors on the Board of Directors. If this proposal is properly presented, it is intended that the persons named as proxies will use their discretionary authority to vote against such proposal. Second, the shareholder may present four additional director nominees to be added to the slate of director nominees at the annual meeting. If these director nominees are properly presented, the persons named as proxies will not have discretionary authority to cast a vote related to these nominees. Our Nominating and Governance Committee has carefully evaluated the nominees for election at the Annual Meeting contained in this Proxy Statement and recommended their nomination to our Board of Directors. Our Board of Directors approved the nomination of such nominees and recommends that shareholders vote FOR election of the directors named in this Proxy Statement.

          If you have any questions regarding the information contained in the Proxy Statement or regarding the completion of the enclosed proxy card or would like directions to the Annual Meeting, please call the Company at (952) 758-9299.

          Only shareholders that were listed on the Company’s records at the close of business on Wednesday, October 3, 2012, the record date set by the Board of Directors for the meeting, are entitled to notice of the Annual Meeting and to vote at the Annual Meeting and any adjournments thereof. The stock transfer books of the Company will not be closed.

          All shareholders of record are cordially invited to attend the Annual Meeting in person. We will request identification in order to ensure an orderly meeting. If you are not a shareholder of record but hold shares through a broker, bank, trustee, or other nominee as custodian (i.e., in street name), we will request proof of your beneficial ownership as of the record date, such as an account statement, a copy of the voting instruction card provided by your custodian, a legal proxy provided by your custodian, or other similar evidence of ownership.

          To assure the presence of a quorum, the Board of Directors requests that you promptly submit your proxy voting instructions by mail, telephone, or Internet, as indicated on your proxy card, regardless of whether you plan to attend the Annual Meeting. Your proxy vote is solicited by the Board of Directors. The proxy is revocable and will not be used if you attend and vote at the Annual Meeting in person or otherwise provide notice of your revocation. If you would like to vote by mail, please mail your executed proxy card to the Company’s stock transfer agent in the enclosed envelope.

By order of the Board of Directors,

Stephen H. Craney
Chairman of the Board
New Prague, Minnesota
October 22, 2012

IMPORTANT: THE PROMPT SUBMISSION OF PROXIES WILL SAVE THE COMPANY THE EXPENSE OF FURTHER REQUESTS FOR PROXIES IN ORDER TO ENSURE A QUORUM. AN ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE, OR YOU MAY VOTE ONLINE OR BY PHONE.

Important Notice Regarding the Availability of Proxy Materials
for the Annual Meeting to be Held on November 16, 2012:
The Notice, Proxy Statement, Form of Proxy Card, Form 10-K and Annual Report are available at
http://electromed.com/info_pages/investor_relations.html

Proxy Statement
Fiscal 2013 Annual Meeting of Shareholders
Friday, November 16, 2012
10:00 a.m. Central Time

          This proxy statement (the “Proxy Statement”) is furnished in connection with the solicitation of proxies by the Board of Directors of Electromed, Inc., a Minnesota corporation (the “Company”), for use at the Fiscal 2013 Annual Meeting of Shareholders of the Company to be held on Friday, November 16, 2012 (the “Annual Meeting”), and at any adjournment thereof. The Annual Meeting will be held at the Company’s reimbursement building, located at 628 Sixth Street Northwest, New Prague, Minnesota. Registration for the Annual Meeting will begin at approximately 9:45 a.m. Central Time. The Annual Meeting will commence at approximately 10:00 a.m. Central Time. This solicitation is being made by mail; however, the Company may also use its officers, directors, and employees (without providing them with additional compensation) to solicit proxies from shareholders in person or by telephone, facsimile or letter. Distribution of this Proxy Statement and the proxy card via U.S. Mail is scheduled to begin on or about October 22, 2012.

Important Notice Regarding the Availability of Proxy Materials
for the Annual Meeting of Shareholders to be Held on November 16, 2012:
The Notice, Proxy Statement, Form of Proxy Card, Form 10-K and Annual Report are available at
http://electromed.com/info_pages/investor_relations.html

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Q:	Why did I receive this proxy statement?

A:

The Company is soliciting your proxy vote at the Annual Meeting because you are the owner of record of one or more shares of common stock of the Company at the close of business on Monday, October 3, 2012, the record date for the meeting, and are therefore entitled to vote at the Annual Meeting.

Q:	What is a proxy?

A:

A proxy is your legal designation of another person or persons (the “proxy” or “proxies,” respectively) to vote on your behalf. By completing and returning the enclosed proxy card, you are giving directors Stephen H. Craney and Dr. George H. Winn, the proxies, the authority to vote your shares of common stock at the Annual Meeting in the manner you indicate on your proxy card. If you sign and return the enclosed proxy card but do not give direction with respect to any nominee or other proposal, the proxies will vote your shares as recommended by the Board of Directors. The proxies are authorized to vote in their discretion (except as otherwise provided below) if other matters are properly submitted at the Annual Meeting, or any adjournments thereof.

Q:	When and where is the Annual Meeting?

A:

The Annual Meeting will be held on Friday, November 16, 2012, at the Company’s reimbursement building, located at 628 Sixth Street Northwest, New Prague, Minnesota. Registration for the meeting will begin at approximately 9:45 a.m. Central Time. The Annual Meeting will commence at approximately 10:00 a.m. Central Time.

Q:	What am I voting on?

A:	You are voting on the following matters:

• Proposal 1 — To set the number of directors at six (6);
• Proposal 2 — To elect the directors named in this Proxy Statement;
• Proposal 3 — To ratify the appointment of McGladrey LLP as the Company’s independent registered public accountant for the Company’s 2013 fiscal year.

Q:	What does the Board recommend?

A:	The Board recommends a vote:

• FOR the proposal to set the number of directors at six (6) (see Proposal 1);
• FOR the election of its six director nominees (see Proposal 2);
• FOR the ratification of the appointment of McGladrey LLP as the Company’s independent registered public accountant for the Company’s 2013 fiscal year (see Proposal 3).

Q:	How many votes do I have?

A:

On any matter which may properly come before the Annual Meeting, each shareholder entitled to vote thereon will have one (1) vote for each share of common stock owned of record by such shareholder as of the close of business on Wednesday, October 3, 2012.

Q:	How many shares of common stock may vote at the Annual Meeting?

A:

At the close of business on Wednesday, October 3, 2012, there were 8,114,252 outstanding shares of common stock. This means that there may be 8,114,252 votes on any matter presented at the Annual Meeting.

Q:	What vote is required to approve each of the Proposals?

A:

Proposal 1 – Determination of the number of directors — Provided a quorum is present in person or by proxy at the Annual Meeting (consisting of at least a majority of the issued and outstanding stock as of the record date), the affirmative vote of the holders of a majority of the shares of common stock represented at the Annual Meeting (whether in person or by proxy) will result in approval of the proposal to set the number of directors at six (6).

Proposal 2 – Election of Directors — With respect to the election of directors, the nominees receiving the greatest number of votes relative to the votes cast for the other nominees will be elected, regardless of whether an individual nominee receives votes from a majority of the quorum of shares represented at the Annual Meeting (in person or by proxy). Although directors are elected by plurality vote, the presence (in person or by proxy) of shareholders representing an aggregate of at least a majority of the issued and outstanding shares of common stock is required to constitute a quorum for the election of directors.

Shareholders do not have cumulative voting rights with respect to the election of directors or any other matter. With respect to each director nominee, shareholders will be able to cast one vote per share owned by such shareholder as of the record date. Accordingly, a holder of 100 shares will be able to cast 100 votes for each nominee.

Proposal 3 – Ratification of the Appointment of McGladrey LLP as the Company’s Independent Registered Public Accountant — Provided a quorum is present in person or by proxy at the Annual Meeting (consisting of at least a majority of the issued and outstanding stock as of the record date), the affirmative vote of the holders of a majority of the shares of common stock represented at the Annual Meeting (whether in person or by proxy) will result in approval of the proposal to ratify the appointment of McGladrey LLP as the Company’s independent registered public accountant for the Company’s 2013 fiscal year.

Q:	What constitutes a quorum?

A:

Transaction of business may occur at the Annual Meeting if a quorum is present. In order to achieve a quorum, shareholders holding at least a majority of the Company’s issued and outstanding shares of common stock as of the record date must be present in person or by proxy at the Annual Meeting. On Wednesday, October 3, 2012, the Company had 8,114,252 issued and outstanding shares of common stock and, therefore, the presence of 4,057,127 shares will constitute a quorum for the transaction of business on all proposals properly brought before the Annual Meeting. If you submit a proxy or vote in person at the meeting, your shares will be counted in determining whether a quorum is present at the Annual Meeting. Broker non-votes and abstentions are also counted for the purpose of determining a quorum, as discussed below.

Q.	What is the effect of abstentions and withhold votes?

A:

You may either vote FOR or WITHHOLD authority to vote for each nominee for the Board of Directors. If you withhold authority to vote on any or all nominees, your vote will have no effect on the outcome of the election. You may vote FOR, AGAINST or ABSTAIN on the other proposals. If you abstain from voting on any of the other proposals, your shares will be deemed present but will not be deemed to have voted in favor of the proposal, and it therefore has the same effect as a vote against the proposal. If you sign and submit your proxy card without providing voting instructions, your shares will be voted “FOR” each director nominee and other proposal, as recommended by the Board of Directors.

Q:	What is the effect of broker non-votes?

A:

Shares that are held by stock brokers in “street name” may be voted by the stock broker on “routine” matters, such as the number of directors and ratification of our independent registered public accountant. To vote on “non-routine” matters, the stock broker must obtain shareholder direction. When the stock broker does not obtain direction to vote the shares, the stock broker’s abstention is referred to as a “broker non-vote.”

Brokers do not have discretion to vote shares for the election of directors or any other non-routine matters that may be brought before the meeting. Accordingly, if your shares are held in street name and you do not submit voting instructions to your broker, your shares will not be counted in determining the outcome of these proposals. Brokers will have discretion to vote on the number of directors and the ratification of McGladrey LLP as the Company’s independent registered public accountant for the 2013 fiscal year if you do not provide voting instructions.

Broker non-votes will be considered present for quorum purposes at the Annual Meeting. Broker non-votes in connection with the election of directors are not deemed “votes cast,” and, since directors are elected by a plurality, will have no effect on the election. Approval of other non-routine business matters requires the affirmative vote of the majority of the shares present in person or by proxy at the Annual Meeting. Because broker non-votes will be counted as present but not be counted as a vote in favor of such proposals, they will have the same effect as a vote against such matters.

Q:	How do I vote my shares?

A:	If you are a shareholder of record, you may vote your shares at the Annual Meeting using one of the following methods:

•

Proxy Card. The enclosed proxy card is a means by which a shareholder may authorize the voting of his, her, its or their shares of common stock at the Annual Meeting. The shares of common stock represented by each properly-executed proxy card will be voted at the Annual Meeting in accordance with the shareholder’s directions. The Company urges you to specify your choices by marking the appropriate boxes on the enclosed proxy card. After you have marked your choices, please sign and date the proxy card and mail the proxy card to the Company’s stock transfer agent, Wells Fargo Shareowner Services, in the enclosed envelope. If you sign and return the proxy card without specifying your choices, your shares will be voted FOR the proposal to set the number of directors at six (6), FOR the Board of Directors’ nominees and FOR the ratification of the appointment of McGladrey LLP as the Company’s independent registered public accountant for the 2013 fiscal year.

•

By telephone. You may authorize the voting of your shares of common stock at the Annual Meeting by calling (800) 560-1965 using a touch tone telephone. Complete instructions for telephone voting are provided on the proxy card.

•

Online. You may authorize the voting of your shares of common stock at the Annual Meeting by visiting the website www.eproxy.com/elmd. Complete instructions for voting online are provided on the proxy card.

•

In person at the Annual Meeting. All shareholders of record as of Wednesday, October 3, 2012 may vote in person at the Annual Meeting. Even if you plan to attend the Annual Meeting, the Company requests that you vote ahead of time using one of the methods above.

You are a “street name” holder rather than a “shareholder of record” if your shares are held in the name of a stock broker, bank, trust or other nominee as a custodian, and this Proxy Statement was forwarded to you by that organization. If you are a “street name” holder, you must instruct your nominee as to your voting preferences. Please contact your nominee/custodian to do so. Because a beneficial owner is not the shareholder of record, you may not vote your shares in person at the Annual Meeting unless you obtain a legal proxy from the broker, bank, trustee or nominee that holds your shares, giving you the right to vote the shares at the Annual Meeting.

Q:	Can I change my vote after I have mailed in my proxy card?

A:	Proxies solicited by the Board of Directors may be revoked at any time prior to the Annual Meeting. No specific form of revocation is required. You may revoke your proxy by:

• Voting in person at the Annual Meeting;
• Returning a later-dated signed proxy card; or
• Giving personal or written notice of the revocation to the inspector of election at the commencement of the Annual Meeting.

If your shares are held in street name through a broker or other nominee, you will need to contact that nominee if you wish to change your voting instructions.

Q:	How will my shares be voted if I do not specify how they should be voted?

A:

If you are a record holder and sign and return your proxy card, but do not mark choices for a particular proposal, then the proxies solicited by the Board of Directors will be voted in accordance with the Board’s recommendation for that proposal, as set forth in this Proxy Statement.

If you are a street name holder and do not submit specific voting instructions to your broker, the organization that holds your shares would be permitted to vote your shares with respect to “routine” items, but not with respect to “non-routine” items. On non-routine items for which you do not submit specific voting instructions to your broker, the shares will be treated as “broker non-votes.” Broker non-votes will be counted for purposes of determining whether a quorum is present, but will not be considered shares entitled to vote on the proposal and will not be treated as affirmative or opposing votes. The proposals to set the number of directors at six and ratify the appointment of McGladrey LLP as our independent registered public accounting firm are considered routine and therefore may be voted upon by your broker if you do not give instructions to your broker. The other proposals set forth on the Notice of Annual Meeting are non-routine matters.

Q:	Who can attend the Annual Meeting?

A:	All shareholders of record as of the close of business on Wednesday, October 3, 2012, may attend the Annual Meeting. We will request identification in order to ensure an orderly meeting.

If you are not a shareholder of record but hold shares through a broker, bank, trustee, or other nominee as custodian (i.e., in street name), we will request proof of your beneficial ownership as of the record date, such as an account statement, a copy of the voting instruction card provided by your custodian, a legal proxy provided by your custodian, or other similar evidence of ownership.

Q:	What is the record date for the Annual Meeting?

A:	The Board of Directors has fixed Wednesday, October 3, 2012, as the record date.

Q:	Who will count the votes?

A:	All proxies submitted to the Company and all votes cast at the Annual Meeting will be tabulated by our stock transfer agent, Wells Fargo Shareowner Services.

Q:	Who is paying for this proxy solicitation?

A:

The entire cost of this proxy solicitation will be borne by the Company. The cost will include the cost of supplying necessary additional copies of the solicitation materials for beneficial owners of shares held of record by brokers, dealers, banks and voting trustees and their nominees and, upon request, the reasonable expenses of such record holders for completing the mailing of such materials to such beneficial owners, all of which costs represent the amount normally expended for a solicitation for an election of directors.

Q:	How do I nominate a candidate for election as a director at next year’s Annual Meeting?

A:

Nominations for director are made by the Board of Directors upon recommendation by the Nominating and Governance Committee, which is composed of independent directors. Shareholders may nominate a candidate for director to stand for election at the Fiscal 2014 Annual Meeting by following the procedures explained below in this Proxy Statement under “CORPORATE GOVERNANCE–Nominating and Governance Committee-Director Nominations” and contained in the rules and regulations of the Securities and Exchange Commission.

Q:	What is a shareholder proposal?

A:

A shareholder proposal is a proposal submitted by a shareholder that, if approved, would recommend or require that the Company and/or the Board of Directors take the proposed action. If you intend to submit a shareholder proposal, the proposal should state as clearly as possible the course of action that you believe the Company should follow. If your proposal is included in the Company’s proxy statement, then the Company must also provide the means for shareholders to vote on the matter via the proxy card. The deadlines and procedures for submitting shareholder proposals for the Fiscal 2014 Annual Meeting are explained in the following question and answer. The Company reserves the right to reject, rule out of order, or take appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

Q:	When are shareholder proposals and director nominations due for the Fiscal 2014 Annual Meeting?

A:

In order to be considered for inclusion in next year’s proxy statement, shareholder proposals must be submitted in writing to the Company no later than June 23, 2013 (approximately 120 days prior to the one-year anniversary of the mailing of this Proxy Statement). The Company suggests that proposals for the Fiscal 2014 Annual Meeting of Shareholders be submitted by certified mail, return receipt requested. The proposal must be in accordance with the provisions of Rule 14a-8 promulgated by the Securities and Exchange Commission under the Exchange Act of 1934.

Shareholders who intend to present a proposal or director nomination at the Fiscal 2014 Annual Meeting of Shareholders without including such proposal or nomination in the Company’s proxy statement must provide the Company notice of such proposal no later than September 6, 2013 (approximately 45 days prior to the one-year anniversary of the mailing of this proxy statement). The Company reserves the right to reject, rule out of order, or take appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

If the Company does not receive notice of a shareholder proposal intended to be submitted to the Fiscal 2014 Annual Meeting of Shareholders by September 6, 2013, the persons named in the proxy statement and on the proxy card accompanying the notice of meeting for next year’s annual meeting may vote on any such proposal in their discretion without notice of such proposal appearing in such proxy statement.

A shareholder has notified the Company that the shareholder may present two proposals at the annual meeting. First, the shareholder may present a proposal to change the number of directors on the Board of Directors. If this proposal is properly presented, it is intended that the persons named as proxies will use their discretionary authority to vote against such proposal. Second, the shareholder may present four additional director nominees to be added to the slate of director nominees at the annual meeting. If these director nominees are properly presented, the persons named as proxies will not have discretionary authority to cast a vote related to these nominees. Management has not received any other shareholder proposals for the Fiscal 2013 Annual Meeting. Our Nominating and Governance Committee has carefully evaluated the nominees for election at the Annual Meeting contained in this Proxy Statement and recommended their nomination to our Board of Directors. Our Board of Directors approved the nomination of such nominees and recommends that shareholders vote FOR election of the directors named in this Proxy Statement. If any other matters are presented at the Annual Meeting on which a vote may properly be taken, the persons named as proxy holders in the enclosed proxy card will vote thereon in accordance with their best judgment.

ELECTION OF DIRECTORS
(Proposals 1 and 2)

          The Bylaws of the Company provide that the number of directors shall be determined by the shareholders. The Company’s Board of Directors has recommended that the number of directors be set at six. The Board of Directors believes that the current number of directors strikes an optimal balance between providing diversity of viewpoints and expertise while allowing each director to influence the strategic direction of the Company.

          Six directors have been nominated for election at the Annual Meeting. If elected, each director will hold office until the Fiscal 2014 Annual Meeting of Shareholders and until his successor is elected and qualified in accordance with the Company’s Bylaws, or until his earlier death, resignation, disqualification or removal. Each of the nominees named herein presently serves as a member of the Board of Directors, namely: Stephen H. Craney, Dr. George H. Winn, William V. Eckles, Thomas M. Hagedorn, Darrel L. Kloeckner and Craig N. Hansen. The Company has no reason to believe that any of the director nominees named below will be unable or unwilling to serve as director if elected. If for any reason any nominee withdraws or is unable to serve as director (neither of which is expected at this time), the shares represented by all valid proxies will be voted for the election of a substitute nominee recommended by the Board of Directors or, alternatively, not voted for any nominee.

          The six nominees receiving the highest number of affirmative votes cast will be elected as directors. Except as otherwise directed on the proxy cards, the proxies will vote all valid proxies for the six nominees identified below.

Nominees for Election as Directors at the Annual Meeting

          The Board of Directors has recommended the following persons as nominees for election as directors at the Annual Meeting:

Nominee Name	Age (as of Annual Meeting)	Year First Became a Director

Stephen H. Craney (Chairman)	68	2010
Dr. George H. Winn (Vice Chairman)	75	2005
Thomas M. Hagedorn	68	1997
Craig N. Hansen	63	1993
Darrel L. Kloeckner(1)	55	2010
William V. Eckles	37	2011

(1)	The Board of Directors has determined that Darrel L. Kloeckner qualifies as an “audit committee financial expert” under the applicable federal securities laws.

          Biographical information relating to each of the director nominees is set forth below:

Stephen H. Craney—Chairman of the Board

          Since 1984, Mr. Craney has founded and operated a number of successful companies, including RiverSide Electronics, Ltd., RiverBend Electronics, Ltd., RiverStar, Inc., and JMW Enterprises, Inc. Before becoming an entrepreneur, Mr. Craney worked as an engineer, having earned an electrical engineering degree from the University of Wisconsin-Madison. Mr. Craney is also an active member of a number of community groups, such as the Winona Historical Society. In addition, he has provided support and advice to startup companies for more than 20 years through a local entrepreneur network. Among other attributes, skills, experiences and qualifications, our Board believes that Mr. Craney’s experience developing companies with a strong record of growth, his technical knowledge in the electronics field, his research and development experience and his connections within the business community make him uniquely qualified to serve as a director.

Dr. George H. Winn—Vice Chairman of the Board

          Dr. George Winn has practiced dentistry with emphasis in orthodontics and facial pain management in New Prague, MN, for forty-six years. He is a graduate of Mankato State College, B.A., the University of Minnesota, B.S., and the University of Minnesota School of Dentistry, Doctor of Dental Surgery. He has served as an associate clinical professor in the Department of Operative Dentistry and participates in a medical ethics program of the American College of Dentists at the School of Dentistry, University of Minnesota. Among other attributes, skills, experiences and qualifications, our Board believes that, in addition to the industry relationships that Dr. Winn has developed, his education and experience give him insight into the medical device industry, which makes him uniquely qualified to serve as a director.

Thomas M. Hagedorn—Director

          Mr. Hagedorn has served for approximately fifteen years as president of various entities in a family of real estate and mortgage companies headquartered in Northern Virginia; namely Premium Financial Services, Premium Realty Ltd., and Premium Title Services, a mortgage company, real estate brokerage company, and title insurance company, respectively. As president of these entities Mr. Hagedorn manages all aspects of the companies’ activities, including managing between one to five employees in each company, maintaining records and funds with respect to escrow accounts of clients, and coordinating responses in connection with regulatory audits of the escrow accounts managed by each company. Mr. Hagedorn has also been a founding investor for various start-up ventures, including Hansen Engine Corporation, as well as several energy companies where new technology is a principal factor. Mr. Hagedorn is a former member of the Minnesota State Legislature and the U.S. Congress, representing southern Minnesota. Among other attributes, skills, experiences and qualifications, our Board believes that Mr. Hagedorn’s leadership and management experience, as well as his familiarity with the opportunities and challenges related to raising capital and his knowledge of legislative procedures, allow him to make valuable contributions as a director.

Craig N. Hansen—Director

          Mr. Hansen is the co-founder of the Company and is the Vice President of Research and Development and a director of Hansen Engine Corporation. Mr. Hansen has been with Hansen Engine Corporation since 1977. He is a graduate of Western Iowa Technical School. He has more than forty patents in several fields with numerous additional patents pending. The patents that Mr. Hansen has assigned to the Company form the technical basis for the Electromed SmartVest® System. Among other attributes, skills, experiences and qualifications, our Board believes that Mr. Hansen’s history with the Company and considerable experience with research and development in the medical device industry make him uniquely qualified to serve as a director.

Darrel L. Kloeckner—Director

          Mr. Kloeckner was first elected to the Board of Directors in 2010. Mr. Kloeckner has been self-employed as a business consultant to privately held corporations since 1995. Before that, Mr. Kloeckner worked as a certified public accountant, providing consulting, accounting and tax services to privately held corporations and their owners. Mr. Kloeckner holds an accounting degree from the University of Minnesota. Among other attributes, skills, experiences and qualifications, our Board believes that Mr. Kloeckner’s significant financial expertise, as well as his expertise in providing advice and consultation to businesses of the Company’s size, allow him to make valuable contributions as a director.

William V. Eckles—Director

          Mr. Eckles has served as the President and Chief Executive Officer of Blue Earth Valley Communications, Inc. since 2003. He also serves as a director of First Bank Blue Earth, FNB Bancshares, Inc. (Blue Earth, Minnesota), and Hector Communications Corporation (New Ulm, Minnesota). Mr. Eckles received his undergraduate degree from the University of St. Thomas in 1999, and received an MBA from the University of St. Thomas in 2007. Among other attributes, skills, experiences and qualifications, our Board believes that Mr. Eckles’ experience leading and setting the strategic direction of growing companies allow him to make a significant contribution to the Board of Directors.

Required Vote and Board Recommendation

Proposal 1: The Board of Directors recommends that you vote “FOR” the proposal to set the number of directors at six (6). Adoption of the proposal requires the affirmative vote of a majority of the voting power of the shareholders present, whether in person or by proxy, and entitled to vote at the Annual Meeting, provided that a quorum is present.

Proposal 2: The Board of Directors recommends that you vote “FOR” each of the nominees to the Board of Directors. The election of each nominee requires the affirmative vote of a plurality of the voting power of the shareholders present, whether in person or by proxy, and entitled to vote at the Annual Meeting, provided that a quorum is present.

RATIFICATION OF THE APPOINTMENT OF MCGLADREY LLP AS THE COMPANY’S
INDEPENDENT REGISTERED PUBLIC ACCOUNTANT
(Proposal 3)

          The Board of Directors, acting on the recommendation of the Company’s Audit Committee, has selected McGladrey LLP (“McGladrey”) as the Company’s independent registered public accountant for the fiscal year ending June 30, 2013. McGladrey was the Company’s independent registered public accountant for the 2012 fiscal year.

          Notwithstanding its selection, the Audit Committee, in its discretion, may appoint another independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interests of the Company and its shareholders. If the appointment is not ratified by our shareholders, the Audit Committee may reconsider whether it should appoint another independent registered public accounting firm.

          A representative of McGladrey is expected to be present at the Annual Meeting. Such representative will have an opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions regarding preparation of the Company’s financial statements.

Audit Fees

          The following table presents fees billed by McGladrey to the Company for the audit of the Company’s annual financial statements, the review of the Company’s interim financial statements, and various other audit and non-audit services provided in connection with the fiscal years ended June 30, 2012 and June 30, 2011.

Category	Fiscal Year	Fees
Audit Fees(1)	2012	$102,207
	2011	$93,410

(1)	Audit fees included the annual audits and reviews of the Company’s quarterly financial statements, and review of the Company’s registration statement on Form S-8 for fiscal 2012.

          McGladrey provided no other services to the Company in either fiscal 2012 or fiscal 2011 that are not included above.

Audit Committee Pre-Approval

          Pursuant to its written charter, the Audit Committee is responsible for pre-approving all audit and permitted non-audit services to be performed for the Company by its independent registered public accounting firm or any other auditing or accounting firm. During the year, circumstances may arise that will require the engagement of the independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, we will obtain pre-approval of the Audit Committee before engaging the independent registered public accounting firm.

          All audit services and audit-related services incurred during fiscal 2012 were pre-approved by our Audit Committee.

Required Vote and Board Recommendation

          The Board of Directors recommends a vote “FOR” the ratification of the appointment of McGladrey LLP as the Company’s independent registered public accountant for the 2013 fiscal year. Adoption of the proposal requires the affirmative vote of a majority of the voting power of the shareholders present, whether in person or by proxy, and entitled to vote at the Annual Meeting, provided that a quorum is present.

CORPORATE GOVERNANCE

Independence

          Our Board of Directors consists of a majority of independent directors. Our Board of Directors has determined that four of the six director nominees are independent directors, as defined under the applicable regulations of the SEC and the NYSE MKT. The four independent director nominees are Stephen H. Craney, William V. Eckles, Thomas M. Hagedorn, and Darrel L. Kloeckner. In determining independence, our Board of Directors considered that Mr. Hagedorn is a director and a minority shareholder of Hansen Engine Corporation, an entity that has received payment from the Company in exchange for performing research and development services. Our Board of Directors also considered that the Company employs an immediate family member of Dr. George Winn in a non-executive officer capacity. Our Board of Directors also considered that the Company has made payments of approximately $597,000, $611,000, and $409,000 during our 2012, 2011, and 2010 fiscal years, respectively, to RiverSide Electronics, Ltd. (“RiverSide”), an entity which is solely owned by Mr. Craney, in exchange for electronic parts. The Board of Directors determined that the terms of its transactions with RiverSide were consistent with what could be obtained in an arm’s length transaction with an unrelated party and that the transactions did not exceed 5% of RiverSide’s consolidated gross annual revenues for the applicable fiscal years. The Board of Directors also considered that Mr. Eckles is the chief executive officer and owns approximately 20% of the outstanding stock of Blue Earth Valley Communications (“Blue Earth”), an entity from which the Company has purchased approximately $25,000 of telecommunications services in each of its past three fiscal years and from which the Company, through a lease with a wholly-owned subsidiary of Blue Earth, leases industrial space for annual rent of approximately $60,000. The Board of Directors determined that the terms of the Company’s transactions with Blue Earth were consistent with what could be obtained in an arm’s length transaction with an unrelated party and that the transactions did not exceed 5% of Blue Earth’s consolidated gross annual revenues for the applicable fiscal years.

Code of Ethics

           The Board of Directors has approved a Code of Ethics that applies to all employees, directors, and officers, including the Chief Executive Officer and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer). The Code of Ethics is available in the “Investor Relations” section of our website at www.electromed.com. We intend to disclose on our website, www.electromed.com, any amendment to, or waiver from any provision of the Code of Ethics that applies to our Chief Executive Officer, Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer), and that relates to any element of the Code of Ethics identified in Item 406(b) of Regulation S-K. Such disclosure will be provided promptly following the date of the amendment or waiver.

Director Attendance at Annual Meetings

          Directors’ attendance at Annual Meetings can provide shareholders with an opportunity to communicate directly with members of the Board of Directors about matters concerning the Company. The Company encourages all directors to attend the Company’s annual meetings, but it does not have a formal attendance policy. Four of the Company’s current directors attended the Fiscal 2012 Annual Meeting of Shareholders.

Board Leadership Structure

          We have separate individuals serving as Chairman of the Board and as interim Chief Executive Officer because we believe independent directors and management have different perspectives and roles in strategy development. The interim CEO is responsible for setting the strategic direction of the Company and managing the day-to-day leadership and performance of the Company, while the Chairman provides guidance to the interim CEO, sets the agenda for meetings of the Board and presides over meetings of the full Board. We believe this structure promotes active participation of the independent directors and strengthens the role of the Board in fulfilling its oversight responsibility and fiduciary duties to our shareholders while recognizing the day-to-day management direction of the Company by the interim CEO.

Risk Oversight

          It is management’s responsibility to manage risk and bring to the Board’s attention the most material risks to the Company. The Board of Directors has oversight responsibility of the processes established to report and monitor systems for material risks applicable to the Company. The Audit Committee provides oversight of management with respect to enterprise-wide risk management, which focuses primarily on risks relating to the Company’s ability to maintain appropriate levels of credit and insurance coverage, financial and accounting risks, and legal and compliance risks, including oversight of internal controls over financial reporting. In addition, the Personnel and Compensation Committee considers risks related to the attraction and retention of talent and risks relating to the design of compensation programs and arrangements. The Nominating and Governance Committee considers risks and best practices relating to corporate governance policies and procedures. The full Board considers strategic risks and opportunities and regularly receives detailed reports from management and the committees, with respect to their areas of responsibility for risk oversight.

Board and Committee Meetings

          During the 2012 fiscal year, the Board of Directors held six formal meetings. In addition, directors frequently communicate with each other informally and, when appropriate, take action by written consent of all directors, or in the case of an action that does not require shareholder approval, the number of directors required to take the action at a meeting, as permitted by the Minnesota Business Corporation Act and the Company’s Amended Articles of Incorporation. Each director attended at least 75% of the total number of Board meetings held during the 2012 fiscal year and the total number of meetings held by all committees on which the director served during the 2012 fiscal year.

Committee Membership

          The Company’s Board of Directors has three standing committees: the Audit Committee, the Personnel and Compensation Committee, and the Nominating and Governance Committee. The following table sets forth the membership of each of the Company’s standing committees:

Audit Committee	Nominating and Governance Committee	Personnel and Compensation Committee
Darrel L. Kloeckner (Chair)	Thomas M. Hagedorn (Chair)	Thomas M. Hagedorn (Chair)
Stephen H. Craney	Stephen H. Craney	Stephen H. Craney
William V. Eckles	William V. Eckles	Darrel L. Kloeckner

          Our Board of Directors has evaluated independence for the members of each committee in accordance with NYSE MKT rules and, with respect to the members of the Audit Committee, Rule 10A-3 of the Exchange Act. The membership and responsibilities of each committee complies with the listing requirements of the NYSE MKT.

Audit Committee

          Our Audit Committee currently consists of Darrel L. Kloeckner (Chair), Stephen H. Craney, and William V. Eckles. Under its charter, the Audit Committee must consist of at least three independent directors and its composition must otherwise satisfy NYSE MKT and SEC requirements applicable to audit committees.

          The principal functions of the Audit Committee are to evaluate and review the Company’s financial reporting process and systems of internal controls. The Audit Committee evaluates the independence of the Company’s independent registered public accountant, recommends selection of the Company’s independent registered public accountant to the Board of Directors, approves fees to be paid to our independent registered public accountant, and reviews the Company’s financial statements with management and the independent registered public accountant. The Audit Committee has recommended to the Board of Directors the appointment of McGladrey LLP to serve as the Company’s independent registered public accountant for the 2013 fiscal year. The Audit Committee operates under a written charter approved by the Board of Directors and most recently amended on May 30, 2012, a copy of which is available in the “Investor Relations” section of the Company’s website at www.electromed.com. The Audit Committee held four formal meetings during the 2012 fiscal year.

          The Board of Directors has determined that Darrel L. Kloeckner is the “audit committee financial expert” as defined by Item 407 (d)(5) of Regulation S-K under the Securities Act of 1933, as amended.

Audit Committee Independence

          SEC and NYSE MKT rules require our Audit Committee to be made up entirely of independent directors. Our Board of Directors has affirmatively determined that Mr. Kloeckner, Mr. Craney, and Mr. Eckles meet the definition of “independent director” for purposes of serving on an audit committee under NYSE MKT Rule 803 and Exchange Act Rule 10A-3.

Audit Committee Review of Related Party Transactions

          The charter for the Audit Committee provides that the Audit Committee will review and approve in advance any related party transaction of the type required to be disclosed by Item 404 of Regulation S-K. In determining whether to approve or ratify a transaction with a related party, the Audit Committee considers all of the relevant facts and circumstances available to it, including, among any other factors it deems appropriate: (i) the benefits to the Company of the transaction; (ii) the nature of the related party’s interest in the transaction; (iii) whether the transaction would impair the judgment of a director or executive officer to act in the best interests of the Company and our shareholders; (iv) the potential impact of the transaction on a director’s independence; and (v) whether the transaction is on terms no less favorable than terms generally available to an unrelated third party under the same or similar circumstances. If a member of the Audit Committee is a related party with respect to a transaction under review, he abstains from voting on the approval of the transaction. We believe the terms of any of the transactions and agreements described under the heading “CERTAIN TRANSACTIONS AND BUSINESS RELATIONSHIPS” are at least as favorable to us as could be obtained in an arm’s length transaction with an unrelated party.

Report of the Audit Committee

          The following report of the Audit Committee shall not be deemed to be filed with the Securities and Exchange Commission (“SEC”) or incorporated by reference in any previous or future documents filed by the Company with the SEC under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates the reference in any such document.

          In accordance with its written charter adopted by the Board of Directors, as amended, the Audit Committee assists the Board of Directors with fulfilling its oversight responsibility regarding the quality and integrity of the accounting, auditing and financial reporting practices of the Company. The Audit Committee charter is available in the “Investor Relations” section of our website at www.electromed.com. The charter was adopted on April 20, 2010 and most recently amended on May 30, 2012. In discharging its oversight responsibilities regarding the audit process, the Audit Committee:

(1) reviewed and discussed the audited financial statements with management and the independent registered public accountants;

(2) discussed with the independent registered public accountants the material required to be discussed by Statement on Auditing Standards No. 61, as amended by Auditing Standard No. 114, (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the PCAOB in Rule 3200T; and

(3) received the written disclosures and the letter from the independent registered public accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with the independent registered public accountant the independent accountant’s independence.

          Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2012, as filed with the Securities and Exchange Commission.

Audit Committee

Darrel L. Kloeckner (Chair)
Stephen H. Craney
William V. Eckles

Personnel and Compensation Committee

          The current members of the Personnel and Compensation Committee are Thomas M. Hagedorn (Chair), Stephen H. Craney, and Darrel L. Kloeckner. Our Board of Directors has affirmatively determined that each of Mr. Hagedorn, Mr. Craney, and Mr. Kloeckner meet the definition of “independent director” for purposes of serving on a compensation committee under NYSE MKT Rule 805.

          The Board has authorized the Personnel and Compensation Committee to, among other duties, develop the Company’s compensation strategy, review compensation policies and plans for the Company’s executive officers, and administer the Company’s compensation plans. Neither the Personnel and Compensation Committee nor the Board of Directors engages compensation consultants to assist in determining or recommending the amount or form of compensation for executive officers or directors. The interim Chief Executive Officer may give the committee input in regard to the compensation of the Chief Financial Officer, but the interim Chief Executive Officer is not present during voting or deliberations relating to his own compensation. The committee operates under a written charter adopted April 20, 2010 and most recently amended May 30, 2012, which is available in the “Investor Relations” section of our website at www.electromed.com. The Personnel and Compensation Committee held four formal meetings during the 2012 fiscal year.

Nominating and Governance Committee

          The current members of the Nominating and Governance Committee are Thomas M. Hagedorn (Chair), Stephen H. Craney, and William V. Eckles. At this time, our Board of Directors has affirmatively determined that each of Mr. Hagedorn, Mr. Craney, and Mr. Eckles meet the definition of “independent director” for purposes of serving on a nominating committee under NYSE MKT Rule 804.

          Our Nominating and Governance Committee is responsible for oversight of our corporate governance policies and procedures, our codes of conduct and other corporate governance matters. In addition, our Nominating and Governance Committee makes recommendations to our Board of Directors regarding candidates for directorships and the size and composition of our Board of Directors and its committees. The Nominating and Governance Committee acts pursuant to a written charter, which was adopted April 20, 2010 and most recently amended May 30, 2012. The charter is available in the “Investor Relations” section of our website at www.electromed.com. The Nominating and Governance Committee held three formal meetings during the 2012 fiscal year.

Director Nominations

          Director nominees are recommended to the full Board by the Nominating and Governance Committee. Shareholders may recommend a nominee to be considered by the Nominating and Governance Committee by submitting a written proposal to the Chairman of the Board of Directors, at 500 Sixth Avenue Northwest, New Prague, Minnesota. The proposal should include the following information:

•	the full name and address of the shareholder or group submitting the recommendation;

•

the number of shares of common stock of the Company owned (beneficially and of record) by the shareholder or group submitting the recommendation and the date such shares were acquired (together with satisfactory evidence of the duration of ownership, as provided by SEC rules, if the shareholder or group is not a registered holder);

•	the full name and address of the director nominee;

•	the age of the director nominee;

•	a five-year business history of the director nominee;

•	the amount of common stock of the Company owned (beneficially and of record) by the director nominee;

•	whether the director nominee can read and understand basic financial statements;

•	the director nominee’s other board memberships, if any;

•	any family relationships between the director nominee and any executive officer or current director of the Company;

•	any business transactions between the director nominee or the candidate’s business and the Company;

•	a written consent of the director nominee to be named in the Company’s proxy statement and to serve as a director if elected; and

•	a written consent of the shareholder or group to be named in the Company’s proxy statement.

          When selecting candidates for recommendation to the Board of Directors, the Nominating and Governance Committee will consider the attributes of the candidates and the needs of the Board and will review all candidates in the same manner, regardless of the source of the recommendation. In evaluating director nominees, the Nominating and Governance Committee seeks to confirm that candidate meets certain minimum qualifications, including being able to read and understand basic financial statements, being familiar with our business and industry, having high moral character and mature judgment, and possessing the ability to work collegially with others. In addition, factors such as the following are also considered:

•	appropriate size and diversity of the Board;

•	needs of the Board with respect to particular talent and experience;

•	knowledge, skills and experience of nominee;

•	experience in domestic and international business matters;

•	familiarity with legal and regulatory requirements;

•	familiarity with accounting rules and practices; and

•	desire to balance the benefit of continuity with the periodic injection of the fresh perspective provided by a new member.

          The Nominating and Governance Committee does not have a formal diversity policy at this time. However, as summarized above, the Nominating and Governance Committee seeks to nominate candidates with a diverse range of knowledge, experience, skills, expertise, and other qualities that will contribute to the overall effectiveness of the Board of Directors. Moreover, potential nominees are not discriminated against on the basis of sex, religion, national origin, sexual orientation, disability or other basis proscribed by law.

SECURITY HOLDER COMMUNICATIONS TO THE BOARD OF DIRECTORS

          Any shareholder wishing to communicate with the Board of Directors about any matter involving the business or operations of the Company should send the communication, in written form, to the interim CEO of the Company at the Company’s principal place of business at 500 Sixth Avenue Northwest, New Prague, Minnesota. The interim CEO of the Company will promptly send the communication to each member of the Board of Directors.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

          Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors, and persons who own more than ten percent of the Company’s common stock, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent shareholders (“Insiders”) are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

          To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company, or written representations from Insiders that no other reports were required, the Company believes that during the fiscal year ended June 30, 2012, all Form 3, Form 4 and Form 5 filing requirements were met, except that Dr. James J. Cassidy (due to third party administrative error), Mr. Stephen H. Craney and Mr. Craig N. Hansen each failed to timely file one Form 4 to report transactions in Company stock.

SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS, DIRECTORS AND MANAGEMENT

          The following table sets forth certain information with respect to the beneficial ownership of our outstanding common stock by (i) each of our named executive officers (as defined in the section of this Proxy Statement entitled “EXECUTIVE COMPENSATION”); (ii) each of our current directors and director nominees; and (iii) all of our executive officers, current directors, and director nominees as a group. We are not aware of any beneficial owners of more than 5% of our common stock who are not executive officers or directors.

          The percentage ownership information shown in the table is based upon 8,114,252 shares outstanding as of October 3, 2012.

          Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them. Except as otherwise noted below, the address for each person or entity listed in the table is c/o Electromed, Inc., 500 Sixth Avenue Northwest, New Prague, Minnesota 56071.

Name	Number of Shares Beneficially Owned	Percentage of the Class Beneficially Owned(1)
Robert D. Hansen(2)	599,355	7.4%
Jeremy T. Brock	—	*
James J. Cassidy, Ph.D.	2,000	*
Terry Belford(3)	40,000	*
Stephen H. Craney	295,730	3.6%
William V. Eckles(4)	80,500	*
Thomas M. Hagedorn	874,250	10.8%
Craig N. Hansen(5)	490,750	6.0%
Darrel L. Kloeckner	50,000	*
George H. Winn, DDS(6)	592,708	7.3%
Executive Officers and Directors as a Group (10 persons)(7)	2,385,938	29.4%

* Indicates ownership of less than 1%.

(1)

Shares not outstanding but deemed beneficially owned by virtue of the right of a person to acquire them as of October 3, 2012, or within 60 days of such date, are treated as outstanding only when determining the percent owned by such individual and when determining the percent owned by a group.

(2)

Includes 28,000 shares which may be purchased upon exercise of warrants by Mr. Hansen that were exercisable as of October 3, 2012, or within 60 days of such date; a total of 411,355 shares of common stock are pledged as collateral pursuant to certain lending arrangements. Mr. Hansen’s address is 18260 E. Sioux Vista Drive, Jordan, MN 55352.

(3)	Includes 28,000 shares which may be purchased upon exercise of warrants by Mr. Belford that were exercisable as of October 3, 2012, or within 60 days of such date.

(4)

Includes 76,000 shares held indirectly through Blue Earth Cellular, LLC. Mr. Eckles has shared voting and investment power over such shares. Mr. Eckles disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(5)	Includes 4,800 shares held directly by spouse.

(6)	Includes 446,303 shares held indirectly by G & J Winn Family LLLP. Dr. Winn has shared voting and investment power over such shares.

EXECUTIVE COMPENSATION

Executive Compensation Components for Fiscal 2012

          During our 2012 fiscal year, we had four named executive officers, as that term is defined under Item 402(m)(2) of Regulation S-K: Robert D. Hansen, our former Chief Executive Officer, who retired from the Company effective May 2012; Dr. James J. Cassidy, our interim Chief Executive Officer effective May 2012, who also served as our Chief Operating Officer during fiscal 2012; Terry M. Belford, our former Chief Financial Officer, who retired from the Company effective October 2011; and Jeremy T. Brock, our Chief Financial Officer effective October 2011, who also served as our Financial Controller during fiscal 2012.

          We provide a compensation package to our executive officers, including base salary, certain perquisites and participation in benefit arrangements that are generally available to all salaried employees, such as health and retirement plans. Historically, we have also periodically awarded our executive officers with long-term equity incentive grants in the form of warrants or stock options. Pursuant to their employment agreements, our executives are eligible to participate in any employee benefit plan that provides opportunities to earn equity incentive compensation. Accordingly, our executives are eligible to participate in our 2012 Stock Incentive Plan and the Board of Directors may determine to grant stock option and equity awards to the executives thereunder.

Base Salary

          During our 2012 fiscal year, our former Chief Executive Officer and former Chief Financial Officer served pursuant to employment agreements effective January 1, 2010 and earned base salaries of $181,398 for service through May 2012 and $48,667 for service through October 2011, respectively. During our 2011 fiscal year, our former Chief Executive Officer and former Chief Financial Officer earned base salaries of $208,993 and $146,000, respectively.

          During our 2012 fiscal year, our interim Chief Executive Officer and current Chief Financial Officer earned base salaries of $162,000 for service as Chief Operating Officer until May 2012 and service as interim Chief Executive Officer thereafter, and $104,263 for service as Financial Controller from August 2011 to October 2011 and service as Chief Financial Officer thereafter, respectively. Our interim Chief Executive Officer served pursuant to an offer letter dated May 27, 2011, under which our interim Chief Executive Officer was employed as the Company’s Chief Operating Officer, which offer letter was superseded by an employment agreement dated February 15, 2012. Our current Chief Financial Officer serves pursuant to an employment agreement dated October 18, 2011.

          Base salaries for our executive officers are determined and paid on a calendar-year basis for our interim Chief Executive Officer and fiscal-year basis for our Chief Financial Officer. In order to provide its recommendations regarding base salaries, the Personnel and Compensation Committee reviews individual performance and our operating results and considers compensation data for medical device manufacturing companies located in the Midwest. The Personnel and Compensation Committee also considers the interim Chief Executive Officer’s recommendations as to compensation for the Company’s other executive officers. The Personnel and Compensation Committee uses a subjective process to set base salaries and does not specifically weight any factors. Based upon the information reviewed by the Personnel and Compensation Committee, the Committee makes a recommendation with respect to compensation for the Company’s executive officers and the Board of Directors sets the compensation for each of the executive officers based on the information and recommendation provided by the Personnel and Compensation Committee.

          Cash Incentive Compensation

          Our former Chief Executive Officer, former Chief Financial Officer and interim Chief Executive Officer (in his former role as Chief Operating Officer) earned cash incentive compensation of $82,823, $26,842 and $5,833 during the 2012 fiscal year. During the 2011 fiscal year, our former Chief Executive Officer and former Chief Financial Officer earned cash incentive compensation of $75,000 and $56,250, respectively.

          During each of our 2012 and 2011 fiscal years, our former Chief Executive Officer and former Chief Financial Officer were eligible to earn incremental cash incentive compensation of $2,500 and $1,875, respectively, for each increment of $250,000 by which the Company’s revenue exceeded the calendar-year revenue threshold. The fiscal 2012 cash incentive compensation for our former Chief Financial Officer represents the pro-rata payments for performance during the calendar year ending December 31, 2011, pursuant to the separation agreement and release of claims entered into with our former Chief Financial Officer as of October 18, 2011. During our 2012 fiscal year, our interim Chief Executive Officer (in his role as Chief Operating Officer) was eligible to receive a cash incentive equal to $5,000 for each $1,000,000 that the Company’s calendar-year gross sales revenue exceeded the calendar-year revenue threshold, pro-rated for the Chief Operating Officer’s term of service during the 2011 calendar year, pursuant to the terms of our offer letter to the Chief Operating Officer dated May 27, 2011.

          The Personnel and Compensation Committee has phased out annual cash incentive compensation from the compensation packages for our current interim Chief Executive Officer and Chief Financial Officer, and instead makes discretionary grants of stock options to such executive officers pursuant to the Company’s 2012 Stock Incentive Plan.

          Equity Incentive Compensation

          During our 2012 fiscal year, we granted options to purchase our common stock to our current interim Chief Executive Officer and Chief Financial Officer. Pursuant to the terms of his employment agreement dated February 15, 2012 for service as Chief Operating Officer, we awarded Dr. Cassidy options to purchase 20,000 shares of our common stock at an exercise price of $3.24 per share, which options vest in increments of 10,000 on each of December 31, 2012 and 2013. In May 2012, we awarded our Chief Financial Officer options to purchase 18,000 shares of our common stock at an exercise price of $2.53 per share, which options vest in increments of 6,000 on each of June 30, 2013, 2014 and 2015. We did not issue stock options, warrants or other equity compensation to our former Chief Executive Officer or former Chief Financial Officer during our 2012 or 2011 fiscal years.

Perquisites and Other Benefits

          We believe that providing perquisites to our executive officers is beneficial because it improves our ability to retain qualified leaders and is consistent with the practice of similarly-sized companies in our industry. Our executive officers are eligible to participate in our group health and life insurance plans and receive matching contributions to a 401(k) plan, which are benefits that are generally available to all of our salaried employees. The goal of these programs is to promote health and welfare benefits. In addition, the employment agreements executed by our interim Chief Executive Officer (in his role as Chief Operating Officer) and Chief Financial Officer in fiscal 2012 provide for monthly automobile allowances on behalf of such officers. In addition, during our 2012 and 2011 fiscal years, we provided an automobile to our former Chief Executive Officer and made monthly automobile lease payments on behalf of our former Chief Financial Officer, current Chief Financial Officer and interim Chief Executive Officer. The aggregate annual value of these perquisites was less than $10,000 during each of the last two fiscal years. As described in footnote 10 to the Summary Compensation Table, we also paid premiums with respect to life insurance policies on our former Chief Executive Officer and his three adult children.

Employment Agreements for our Named Executive Officers

Former Chief Executive Officer

          Effective January 1, 2010, we entered into a new employment agreement with our former Chief Executive Officer, Mr. Robert Hansen (the “2010 Employment Agreement”). The 2010 Employment Agreement had an initial term of three years (the “Initial Term”), with automatic renewal for one-year periods thereafter (each a “Renewal Term,” and together, the “Renewal Terms”) unless written notice of non-renewal is provided by the Board of Directors or Mr. Hansen at least 90 days prior to the anniversary date of agreement, and subject to earlier termination. Pursuant to the 2010 Employment Agreement, Mr. Hansen received a base salary on a calendar-year basis as determined by the Board of Directors, was eligible to receive cash incentive compensation, was entitled to the severance payments upon termination without cause or resignation upon a change of control of the Company, and was entitled to maintain, at the Company’s expense, life insurance policies of at least $1,000,000 for the benefit of his estate.

          Mr. Hansen also entered into a Non-Competition, Non-Solicitation, and Confidentiality Agreements (the “Confidentiality Agreement”). Pursuant to the Confidentiality Agreement, Mr. Hansen agreed to protect confidential information of the Company and to return all confidential information and property of the Company upon termination of employment for any reason, and agreed that he will not compete with the Company or solicit customers or business contacts of the Company during the term of the agreement and for a period of 12 months after termination, for any reason. In addition, Mr. Hansen agreed that he would inform any potential new employer of his obligations under the Confidentiality Agreement before accepting new employment.

          Mr. Hansen retired from his positions as Chairman of the Board, Chief Executive Officer and director of the Company effective May 11, 2012. On May 14, 2012, the Company and Mr. Hansen entered into a Separation Agreement and Release (the “Separation Agreement”) formalizing Mr. Hansen’s retirement. The Separation Agreement provides that Mr. Hansen will receive a payment in the amount of $209,000, less applicable deductions and withholding, representing one year of separation pay, which shall be paid in a lump sum on the first day of the seventh month following the effective date of retirement (the “Effective Date”). He also received any earned and unpaid bonus for the period through the Effective Date, which was calculated based on the Company’s annualized gross sales revenue as of the Effective Date and was paid in a lump sum approximately 60 days after the Effective Date. The Company will also pay COBRA premiums on behalf of Mr. Hansen for a period of 18 months following the Effective Date. In exchange, Mr. Hansen agreed to a general release of claims and will continue to be bound by the terms of his Confidentiality Agreement and the terms of the Separation Agreement.

Former Chief Financial Officer

          Effective January 1, 2010, we entered into an employment agreement with our former Chief Financial Officer, Terry M. Belford. Mr. Belford’s employment agreement provided for an initial term of three years, with automatic renewal for one-year periods thereafter unless written notice of non-renewal is provided by the Board of Directors or Mr. Belford at least 90 days prior to the anniversary date of the agreement, and subject to earlier termination provisions similar to those contained in Mr. Hansen’s 2010 Employment Agreement. Pursuant to his employment agreement, Mr. Belford received a base salary on a calendar-year basis as determined by the Board of Directors, was eligible to receive cash incentive compensation, and was entitled to certain severance payments upon termination without cause or resignation upon a change of control of the Company.

           In August 2011, we entered into a transition agreement with Mr. Belford pursuant to which he continued to perform his ordinary and customary duties through the effective date of his retirement, which occurred on October 18, 2011. We entered into a Separation Agreement and Release with Mr. Belford on the effective date of his retirement. The Separation Agreement and Release provided that Mr. Belford receive approximately $27,600 as payment for accrued but unused vacation time and a payment in the amount of approximately $147,000 representing six months of separation pay and a pro rata portion of the calendar year 2011 bonus payment to which Mr. Belford may be entitled under his employment agreement, which amount was paid in a lump sum on the first day of the seventh month following the effective date of Mr. Belford’s retirement. In exchange, Mr. Belford executed a general release of claims, will continue to be bound by the terms of his Non-Competition, Non-Solicitation and Confidentiality Agreement dated January 1, 2010, which is identical in form to the Confidentiality Agreement with Mr. Hansen, and provided consulting and transition services as reasonably requested by the Company through December 31, 2011.

Interim Chief Executive Officer

          On May 31, 2011, we entered into an offer letter with our incoming Chief Operating Officer, Dr. James J. Cassidy, who became our interim Chief Executive Officer in May 2012. The offer letter provided for an initial annualized base salary of $152,000 and standard employee benefits available to the Company’s employees, such as health and retirement plans. In addition, Dr. Cassidy was eligible to receive incentive cash compensation equal to $5,000 for each $1,000,000 that the Company’s gross revenue for calendar year 2011 exceeded the calendar-year threshold, pro-rated based on the portion of the calendar year Dr. Cassidy was employed by the Company. The offer letter contained standard terms relating to best efforts, assignment of inventions and confidentiality, as well as twelve-month non-solicitation and non-competition provisions.

          Effective February 15, 2012, we entered into an employment agreement with Dr. Cassidy, which provides for an initial annualized base salary of $172,000, which amount may be changed by the Board of Directors beginning in calendar year 2013. The agreement also provides for standard employee benefits available to the Company’s employees, such as health and retirement plans, and the stock options and perquisites noted under “Equity Incentive Compensation.” The agreement has an initial term of approximately 22 months, with automatic renewal for one-year periods thereafter unless written notice of non-renewal is provided by the Board of Directors or Dr. Cassidy at least 60 days prior to the expiration of the initial term or any renewal term, and subject to earlier termination as described below.

          The agreement is terminable by the Board of Directors at any time for any reason. The agreement is terminable at any time for any reason by Dr. Cassidy upon 60 days advance written notice to the Company. If Dr. Cassidy is terminated by the Board of Directors without cause prior to the expiration of the initial term or any subsequent renewal term or if he resigns within six months of a change of control of the Company, the Company would be required to pay severance. With respect to a termination without cause, the amount of the severance payment would be equal to Dr. Cassidy’s then-current base salary from the date of termination through the expiration of the then-current term. With respect to a resignation upon a change in control, the amount of the severance payment would be equal to the sum of two times Dr. Cassidy’s then-current base salary. Dr. Cassidy would also be entitled to a pro rata portion of any earned but unpaid incentive compensation at the time of termination. In order to receive the severance and continued benefits, Dr. Cassidy would be required to sign a release of claims against the Company, return all property owned by the Company and agree not to disparage the Company.

          The agreement defines “cause” as a material failure to perform job duties competently; gross misconduct that damages the Company; fraud, misappropriation, or embezzlement by the employee; conviction of a felony crime or a crime of moral turpitude; unethical conduct in the course of employment; or a material breach of the employment agreement. The agreement defines “change of control” as a “change in ownership,” “change in effective control,” or “change in ownership of a substantial portion of the assets,” each as described in applicable treasury regulations.

          Dr. Cassidy has also entered into a Non-Competition, Non-Solicitation, and Confidentiality Agreement dated February 15, 2012, pursuant to which he has agreed to protect confidential information of the Company and to return all confidential information and property of the Company upon termination of employment for any reason, and not to compete with the Company or solicit customers or business contacts of the Company during the term of the agreement and for a period of 12 months after termination, for any reason. In addition, Dr. Cassidy agreed that he would inform any potential new employer of his obligations under the agreement before accepting new employment.

          Dr. Cassidy’s employment agreement and confidentiality agreement were not revised in connection with his appointment as interim Chief Executive Officer in May 2012.

Chief Financial Officer

          Effective October 18, 2011, we entered into an employment agreement with Mr. Brock, which provides for an initial annualized base salary of $115,000, which amount increased to $126,500 beginning January 1, 2012 and may be changed by the Board of Directors beginning July 1, 2012. The agreement also provides for standard employee benefits available to the Company’s employees, such as health and retirement plans, and the stock options and perquisites noted above. The agreement has an initial term of approximately 14 months, with automatic renewal for one-year periods thereafter unless written notice of non-renewal is provided by the Board of Directors or Mr. Brock at least 60 days prior to the expiration of the initial term or any renewal term, and subject to earlier termination as described below.

          The agreement is terminable by the Board of Directors at any time for any reason. The agreement is terminable at any time for any reason by Mr. Brock upon 60 days advance written notice to the Company. If Mr. Brock is terminated by the Board of Directors without cause prior to the expiration of the initial term or any subsequent renewal term or if he resigns within six months of a change of control of the Company, the Company would be required to pay severance. With respect to a termination without cause or a resignation upon a change in control, the amount of the severance payment would be equal to Mr. Brock’s then-current base salary from the date of termination through the expiration of the then-current term. In order to receive the severance and continued benefits, Mr. Brock would be required to sign a release of claims against the Company, return all property owned by the Company and agree not to disparage the Company.

          The agreement defines “cause” and “change of control” in the same manner as Dr. Cassidy’s employment agreement.

          Mr. Brock has also entered into a Non-Competition, Non-Solicitation, and Confidentiality Agreement dated October 18, 2011, pursuant to which he has agreed to protect confidential information of the Company and to return all confidential information and property of the Company upon termination of employment for any reason, and not to compete with the Company or solicit customers or business contacts of the Company during the term of the agreement and for a period of 12 months after termination, for any reason. In addition, Mr. Brock agreed that he would inform any potential new employer of his obligations under the agreement before accepting new employment.

Summary Compensation Table for Fiscal 2012

          The following table provides information regarding the compensation earned during fiscal 2012 and fiscal 2011 by our named executive officers:

Name and principal position	Year	Salary ($)(1)	Option awards ($)		Non-equity incentive plan compensation ($)		All other compensation ($)		Total ($)
Robert D. Hansen	2012	181,398	—		134,073	(7)	245,925	(10)	561,396
Former Chief Executive Officer(2)	2011	208,993	—		75,000		17,774		301,767

Dr. James J. Cassidy Interim Chief Executive Officer and Chief Operating Officer(3)	2012	162,000	37,083	(6)	5,833	(8)	9,093	(11)	214,009

Terry M. Belford	2012	48,667	—		65,222	(9)	121,810	(12)	235,699
Former Chief Financial Officer(4)	2011	146,000	—		56,250		7,241		209,491

Jeremy T. Brock Chief Financial Officer(5)	2012	104,263	23,820	(6)	—		7,429	(13)	135,512

(1)	Amounts shown are not reduced to reflect the named executive officers’ elections, if any, to contribute portions of their salaries to 401(k) plans.

(2)	Mr. Hansen served as the Company’s Chief Executive Officer until his retirement in May 2012.

(3)	Dr. Cassidy became the Company’s interim Chief Executive Officer in May 2012 and has served as the Company’s Chief Operating Officer since June 2011.

(4)	Mr. Belford served as the Company’s Chief Financial Officer until his retirement in October 2011.

(5)	Mr. Brock became the Company’s Chief Financial Officer in October 2011 and has served as the Company’s Financial Controller since August 2011.

(6)

The value of option awards in this table represent the fair value of such awards granted during the fiscal year, as computed in accordance with FASB ASC 718 (formerly FAS 123(R)). The assumptions used to determine the valuation of the awards are discussed in Note 7 to our consolidated financial statements, included in the Company’s Annual Report on Form 10-K for the 2012 fiscal year, filed with the Securities and Exchange Commission on September 26, 2012.

(7)	Reflects cash incentive payments earned through May 2012 for achieving performance goals for the 2011 and 2012 calendar years.

(8)	Reflects a cash incentive payment earned as of December 31, 2011 for achieving performance goals for the 2011 calendar year.

(9)	Reflects a cash incentive payment earned as of October 18, 2011 for achieving performance goals for the 2011 calendar year.

(10)

Includes premiums totaling $5,689 paid by the Company with respect to life insurance for the benefit of Mr. Hansen and his three adult children; a Company match of $9,847 to Mr. Hansen’s 401(k) plan; severance pay of $209,000 pursuant to Mr. Hansen’s Separation and Agreement and Release; and COBRA payments of $17,404 pursuant to Mr. Hansen’s Separation and Agreement and Release.

(11)	Includes a Company match of $6,693 to Dr. Cassidy’s 401(k) plan.

(12)

Includes a Company match of $2,410 to Mr. Belford’s 401(k) plan; severance pay of $74,310 pursuant to Mr. Belford’s Separation and Agreement and Release; and $27,690 of payment for accrued but unused vacation time in accordance with Mr. Belford’s Separation Agreement and Release.

(13)	Includes a Company match of $4,229 to Mr. Brock’s 401(k) plan.

Outstanding Equity Awards at June 30, 2012

          The following table sets forth certain information regarding equity awards granted to our named executive officers outstanding as of June 30, 2012:

	Option Awards
Name	Number of securities underlying unexercised options (# Exercisable)		Number of securities underlying unexercised options (# Unexercisable)(1)		Option exercise price ($)	Option expiration date
Robert D. Hansen	21,000	(1)	14,000	(2)	$3.50	11/24/2018
Terry M. Belford	21,000	(1)	14,000	(2)	$3.50	11/24/2018
Dr. James J. Cassidy	—		20,000	(3)	$3.24	02/15/2022
Jeremy T. Brock	—		18,000	(4)	$2.53	05/29/2022

(1)	The exercisable and unexercisable options for Messrs. Hansen and Belford are denominated as warrants to purchase common stock of the Company.

(2)	The warrants vest ratably on November 24 of each year from 2009 to 2013.

(3)	The options vest ratably on December 31, 2012 and 2013.

(4)	The options vest ratably on June 30, 2013, 2014 and 2015.

DIRECTOR COMPENSATION

          The following table provides information regarding compensation paid to and earned by non-employee directors during fiscal 2012:

Name	Fees Earned or Paid in Cash(1) ($)	Total ($)
Stephen H. Craney	12,000	12,000
Thomas M. Hagedorn	5,500	5,500
Craig N. Hansen	6,500	6,500
Darrel L. Kloeckner	12,500	12,500
George H. Winn, DDS	6,500	6,500
William V. Eckles	9,000	9,000

(1)

In fiscal 2012, each non-employee director was paid $1,000 for each Board meeting the director attended and members of the Audit Committee were paid a $1,000 retainer for service in the first fiscal quarter and a $500 retainer for the second, third and fourth fiscal quarters.

CERTAIN TRANSACTIONS AND BUSINESS RELATIONSHIPS

          Described below are transactions and series of similar transactions that have occurred during the 2012 and 2011 fiscal years, to which we were or are a party in which:

•	the amounts involved exceeded the lesser of $120,000 or one percent of the average of our total assets at year end for our last two completed fiscal years; and

•	a director, executive officer, beneficial owner of more than 5% of any class of our voting securities or any member of their immediate family had or will have a direct or indirect material interest.

          We obtained engineering services from Hansen Engine Corporation (d/b/a Hansen Engine Technologies, Inc.) (“Hansen Engine”) pursuant to a Letter Agreement dated February 16, 2010 (the “2010 Agreement”). Robert D. Hansen, our former Chief Executive Officer and the brother of Craig N. Hansen, is the President, Chief Executive Officer and Chairman of the Board of Directors of Hansen Engine and owns approximately 11% of that entity’s outstanding common stock. In addition, Craig N. Hansen, a member of our Board of Directors and the brother of Robert D. Hansen, is a director and officer of Hansen Engine and owns approximately 10% of that entity’s outstanding common stock. Thomas M. Hagedorn, a member of our Board of Directors, is a director of Hansen Engine and is a minority shareholder of that entity. The 2010 Agreement provides that Hansen Engine will perform research and development work, primarily relating to the improvement of device performance of the Electromed SmartVest® System, in exchange for a monthly fee of $30,000 through December 2011. The agreement was renewed at December 31, 2011 for six months, and provides that the service provider perform 40 hours per week of research and development work in exchange for a monthly fee of $15,000. The agreement was terminated in May 2012. During our 2012 and 2011 fiscal years, expenses incurred to Hansen Engine were approximately $265,000 and $369,000, respectively. The 2010 Agreement provides that all design outputs will be the property of the Company and that all patents that result from work performed pursuant to the agreement must be assigned to us. Such assignments are effected in writing pursuant to our standard form of patent assignment.

          The Company purchases electronic parts from RiverSide Electronics, Ltd. (“RiverSide”), an entity which is solely owned by Stephen H. Craney, a director. The Company has made payments to RiverSide of approximately $597,000 and $611,000 during the Company’s 2012 and 2011 fiscal years, respectively. The Board of Directors has determined that the terms of its transactions with RiverSide were consistent with what could be obtained in an arm’s length transaction with an unrelated party.

OTHER INFORMATION

          A shareholder has notified the Company that the shareholder may present two proposals at the annual meeting. First, the shareholder may present a proposal to change the number of directors on the Board of Directors. If this proposal is properly presented, it is intended that the persons named as proxies will use their discretionary authority to vote against such proposal. Second, the shareholder may present four additional director nominees to be added to the slate of director nominees at the annual meeting. If these director nominees are properly presented, the persons named as proxies will not have discretionary authority to cast a vote related to these nominees. Our Nominating and Governance Committee has carefully evaluated the nominees for election at the Annual Meeting contained in this Proxy Statement and recommended their nomination to our Board of Directors. Our Board of Directors approved the nomination of such nominees and recommends that shareholders vote FOR election of the directors named in this Proxy Statement. The Board of Directors knows of no other matters which may be brought before the Annual Meeting. If any other matters are presented at the meeting on which a vote may properly be taken, the persons named as proxy holders in the enclosed proxy card will vote thereon in accordance with their best judgment.

ANNUAL REPORT AND FINANCIAL STATEMENTS

          A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JUNE 30, 2012, ACCOMPANIES THE DELIVERY OF THIS PROXY STATEMENT (WITHOUT EXHIBITS). NO PART OF THE ANNUAL REPORT IS INCORPORATED HEREIN AND NO PART THEREOF IS TO BE CONSIDERED PROXY SOLICITING MATERIAL. THE COMPANY WILL FURNISH WITHOUT CHARGE TO EACH PERSON WHOSE PROXY IS BEING SOLICITED, UPON WRITTEN REQUEST OF ANY SUCH PERSON, ANY EXHIBIT DESCRIBED IN THE LIST ACCOMPANYING THE FORM 10-K, UPON THE PAYMENT, IN ADVANCE, OF REASONABLE FEES RELATED TO THE COMPANY’S FURNISHING SUCH EXHIBIT(S). ANY SUCH REQUESTS SHOULD INCLUDE A REPRESENTATION THAT THE SHAREHOLDER WAS THE BENEFICIAL OWNER OF SHARES OF COMPANY COMMON STOCK ON OCTOBER 3, 2012, THE RECORD DATE FOR THE FISCAL 2013 ANNUAL MEETING, AND SHOULD BE DIRECTED TO JAMES J. CASSIDY, Ph.D., INTERIM CHIEF EXECUTIVE OFFICER, AT THE COMPANY’S PRINCIPAL ADDRESS.

Dated: October 22, 2012
New Prague, Minnesota

Electromed, Inc.

ANNUAL MEETING OF SHAREHOLDERS

Friday, November 16, 2012
10:00 am Central Time

Electromed Headquarters
Reimbursement Building
628 Sixth Street NW
New Prague, MN 56071

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement, Form of Proxy Card, Form 10-K and Annual Report are available under the “Investor Relations” tab at www.electromed.com.

Electromed, Inc.	proxy
500 Sixth Avenue NW
New Prague, MN 56071

This proxy is solicited by the Board of Directors for use at the Annual Meeting on November 16, 2012.

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” Items 1, 2, and 3.

By signing the proxy, you revoke all prior proxies and appoint Stephen H. Craney and Dr. George H. Winn, and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

See reverse for voting instructions.

ELECTROMED, INC.	Shareowner ServicesSM
Creating superior care through innovation®	P.O. Box 64945
St. Paul, MN 55164-0945

COMPANY

Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET – www.eproxy.com/elmd Use the Internet to vote your proxy until 12:00 p.m. (CT) on November 15, 2012.

PHONE – 1-800-560-1965 Use a touch-tone telephone to vote your proxy until 12:00 p.m. (CT) on November 15, 2012.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided so that it is received by the close of business on November 15, 2012.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,
SIMPLY SIGN, DATE AND RETURN THIS PROXY CARD.

ò	Please detach here	ò

The Board of Directors Recommends a Vote FOR Items 1, 2, and 3.

1. Set the number of directors at 6.			☐	For	☐	Against	☐ Abstain

2. Election of directors:	01 Stephen H. Craney	05 Dr. George H. Winn	☐	Vote FOR		☐	Vote WITHHELD
	02 William V. Eckles	06 Darrel L. Kloeckner		all nominees			from all nominees
	03 Thomas M. Hagedorn			(except as marked)
04 Craig N. Hansen

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

3. Ratify the appointment of McGladrey LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2013.			☐	For	☐	Against	☐ Abstain

In their discretion, the proxies may vote on any other matters to which they may vote under applicable SEC rules that are properly brought before the Annual Meeting and any adjournment or postponement thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark box, sign, and indicate changes below: ☐				Date

Please indicate if you plan to attend this meeting: ☐				Signature(s) in Box

Please sign exactly as your name(s) appears on proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.